EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-52378) of Coachmen Industries, Inc. of our report dated June 21, 2005 related to the financial statements and supplemental schedules of Coachmen Industries, Inc. Retirement Plan and Trust, which appears in this Form 11-K for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC

Elkhart, Indiana
June 23, 2005